EXHIBIT 10.1

February 21, 2006

Todd Hewlin

[OMITTED]

[OMITTED]

Re:  Separation of Employment

Dear Todd:

This letter sets forth the terms and conditions relative to your separation from your employment with Symbol Technologies, Inc, including its subsidiaries and affiliated corporations, and their respective current and former directors, officers, employees, agents and assigns (“Symbol” or “the Company”).

Your resignation from Symbol’s employ will be effective August 31, 2006 (the “Termination Date”). However, your status as an Executive Officer of the Company will terminate effective February 22, 2006. Provided you execute and return this Agreement to the Company on or before the close of business on March 4, 2006,  the Company will provide you with the following:

1.                  During the period from the date of this Agreement through February 28, 2006, you will continue as a regular Associate of the Company with your normal employee benefits continuing, except that you will not be eligible for any bonus for calendar year 2006.

2.                  Beginning on March 1, 2006, and continuing through August 31, 2006 (the “on-call period”), you will be paid a salary at the rate of $20,000 per month, payable in installments coincident with the Company’s normal payroll cycles, less applicable taxes and all other deductions as may be required by law or which have been previously authorized.  During this period, you will be considered an “on call” employee, and you agree to make yourself  available for telephone and in person consultations with Company officials as required, although you will not be reporting to the Company’s offices except as directed.  You agree to diligently perform all of your duties and responsibilities and to continue to serve the Company in a fully professional and competent manner as required.

During the on-call period, you will not be eligible to participate in any of the Company’s employee benefit plans, except that your coverage in the Company’s group health insurance plan  (medical and dental only) will continue at normal contribution rates for yourself and your eligible dependents.  For the first six (6) months, after your Termination Date, the Company will pay your COBRA premiums for yourself and your eligible dependents. As provided in the letter agreement dated May 29, 2003, between you and the Company, if the Company’s payment of such COBRA benefits is taxable to you, there will be a tax gross-up to cover such amount. After this six (6) month period, should you not be covered under another group health plan, the Company will offer you the opportunity to continue as a member of its group health plan for up to an additional twelve (12) months, in accordance with applicable federal law.  In addition, during the on-call period, any deferral election you have made under the Company’s deferred compensation plan will continue in effect.

During the on-call period, you will not accrue any vacation, will not be eligible to participate in the Company’s 401k plan (and thus not be eligible for any matching contributions, except matching contributions for calendar year 2005 will be paid), will not be covered by the Company’s life insurance and disability benefit plans, and you will not be eligible to participate in the Company’s bonus plan or receive any Company contributions under any deferred compensation program. However, your unvested stock options will continue to vest during the on-call period and you will be eligible to exercise your vested options through and including your Termination Date. You will also be able to use your Company provided automobile during the on-call period, with the Company paying the lease and insurance costs, but you will be responsible for all other expenses in connection with the use of this vehicle. After the Termination Date, you will be entitled to receive distribution of your vested benefits under the Company’s 401(k) and the Deferred Compensation Plans in accordance with the terms of the applicable Plan documents, except that Deferred Compensation Plan benefits will not be paid prior to 6 months after the Termination Date to the extent required by Section 409A of the Internal Revenue Code.

In addition to the above, any payments and benefits to which you are entitled pursuant to the Retention Agreement between you and the Company dated August 22, 2005 (the “Retention Agreement”), will be paid to you prior to March 15, 2006. You have previously received the Retention Payment and the vesting of the Tranche A Award under your LTIP Restricted Stock Agreement. On or before March 15, 2006, the Company will pay you a lump sum amount equal to your annual base salary as in effect as of January 1, 2006, and your target- level annual bonus amount, less applicable taxes and any other required deductions.

Pursuant to the Retention Agreement, as of March 1, 2006, any and all unvested shares of LTIP Restricted Stock held by you shall become fully vested and all restrictions with respect to such shares of LTIP Restricted Stock shall lapse.

In exchange for the Company providing you with the aforementioned  payments, and the other benefits set forth above, which you acknowledge represents good, valuable and sufficient consideration to support your execution of this Agreement,  you hereby waive all claims against the Company and unconditionally and irrevocably release and discharge the Company from liability for any claims or damages that you have or may have against it, its current and former directors, officers, employees, agents and assigns up to the moment that this Agreement becomes fully executed, regardless of whether those claims are known or unknown including, but not limited to, any claims for wages, severance (except as specifically provided for herein), bonuses or benefits (except as specifically provided for herein), or any other claims whatsoever arising during or, in whole or in part, out of your employment relationship with the Company, or violations of an federal, state or local fair employment statute, executive order, ordinance, law or regulation, including Title VII of the Civil Rights Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act,  the New York State Human Rights Law, or any other potentially applicable employment or labor law, or any other rule of law or common law including, but not limited to those concerning possible torts, express or implied contract,  the implied covenant of good faith and fair dealing, public policy, or other obligations. Other than with respect to any rights to which you may be entitled under the federal Age Discrimination in Employment Act, you also agree not to initiate any administrative or legal action against the Company to assert such claims. Moreover, to the extent any such action is brought by you or on your behalf by any third party, you agree to waive all claims to monetary relief or damages of any kind, including attorneys’ fees and costs. You understand that the fact of this Agreement, and/or the agreement to pay or the payment of the consideration described herein does not constitute an admission by the Company that it has violated any such law or legal obligation. This Agreement shall not affect any entitlements you may have to Indemnification pursuant to the By-Laws of the Company, under any liability policy that may be maintained by the Company, and the laws of the State of Delaware. Nothing contained in the Agreement shall preclude you from enforcing the terms of this Agreement, should that ever be necessary.

You agree that you will not disclose, or cause to be disclosed in any way, any confidential information or documents relating to your employment with the Company, the operations of the Company, the terms of this Agreement, the facts and circumstances underlying this Agreement or the fact that such Agreement exists, except to your attorneys, accountants, and immediate family, and as otherwise required by law. This provision should not be construed as preventing you from discussing your employment with Symbol with any prospective employer. Further, you agree to continue to abide by the terms of the Company’s Non-Disclosure Agreement, which you signed while an associate of the Company. You also agree not to make any disparaging or derogatory remarks about the Company, or its products or services. In response to outside inquiries, the Company will respond in accordance with its normal policy and will confirm only your dates of employment and positions held.

You agree that during the six (6) month period following your Termination Date, you will not: (i) engage in, manage, operate, control or supervise or participate in the management, operation, control or supervision of, any business or entity, which is a Competitive Business of the Company (as such term is defined in the Retention Agreement); or (ii) have any ownership or financial interest, directly or indirectly, in any Competitive Business,  all including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation), officer, director, employee, principal, agent or consultant. Additionally, you agree that during the six (6) month  period following your Termination Date, you will not, directly or indirectly, call on any customer of the Company for the purpose of soliciting and/or providing to such customer any products or services similar to those sold or provided by the Company, nor will you in any way, directly or indirectly, induce any customer of the Company to cease doing business with the Company.  Further you agree that during the six (6) month period following your termination, you will not directly or indirectly, solicit, encourage, or induce any of the Company’s other associates or consultants of the Company to leave the Company’s employ, or to work for you or any Competitive Business of the Company, or any other entity.

You further agree that you will reasonably cooperate fully with the Company at mutually convenient times in connection with any existing or future internal or external investigations which the Company is currently conducting, conducts in the future, or in which it is currently or may become involved, and in any existing or future litigation involving the Company, whether administrative, civil, or criminal in nature, in which and to the extent the Company deems your cooperation necessary. Symbol will endeavor to provide you with reasonable notice of the need for such cooperation and will limit the time that may be required in this regard to reasonable periods. In addition, during any such period when cooperation is necessary, Symbol will reimburse you for reasonable out-of-pocket expenses you incur to comply with this Section.

You acknowledge that you have had more than twenty-one (21) days to consider the terms of this Agreement. You also acknowledge that you were advised by Symbol to discuss the terms of this Agreement with your attorneys prior to signing this Agreement. You further acknowledge that you are entering into this Agreement, freely, knowingly, and voluntarily, with a full understanding of its terms and that you will have 7 days to revoke this Agreement after executing the same by notifying the undersigned in writing during this seven-day period. Should any disputes arise between you and the Company relating to your employment or this Agreement, said disputes shall be resolved pursuant to the Dispute Resolution and Arbitration provision contained in paragraph 11 of the Retention Agreement.

Except as set forth herein, this constitutes the entire agreement between us regarding the subject matter hereof, except with respect to those provisions of the Retention Agreement which have been incorporated herein by reference. This Agreement may not be changed or altered, except by a writing signed by you and the Company. This Agreement is entered into in the State of New York and the laws of the State of New York will apply to any dispute concerning it, without regard to its conflicts of law provisions.  If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement.

Sincerely,

/s/ Mary McLeod
Mary McLeod
Senior Vice President, Human Resources

Symbol Technologies, Inc.

AGREED AND ACCEPTED:

By:          /s/ Todd Hewlin                                                                     Date:        02/21/2006

       Todd Hewlin